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                                                                   EXHIBIT 10.8B


                              EMPLOYMENT AGREEMENT

            This Employment Agreement (the "AGREEMENT") is made and entered into as of the 11th day of May, 1999 (the "EFFECTIVE DATE"), by and between USA.NET, Inc., a Delaware corporation (the "COMPANY"), and Kaukab Chaudhry ("EXECUTIVE").

      WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

      WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. EMPLOYMENT; DUTIES. Subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its Chief Financial Officer and Executive hereby accepts such employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his title, consistent with the Bylaws of the Company and as required by the President and the Board of Directors of the Company. Executive will be based out of the Company's offices in New York City or at such other location mutually agreed to by Executive and the Company. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company. This Agreement is for at-will employment.

2.    SALARY AND BENEFITS

(a)   BASE SALARY AND PERFORMANCE BONUS.

      (i) Executive will receive for services to be rendered hereunder an annualized base salary of One Hundred Fifty Thousand Dollars ($150,000), payable on a bi-weekly basis, subject to adjustment in accordance with the policies of the Company.

      (ii) In the event that (A) the Company has not completed the initial public offering of its common stock, or (B) the Company has not entered into a binding letter of intent or agreement for a Sale of the Company on or before October 31, 1999, then the Company will pay Executive a one-time cash bonus of Seven Hundred Fifty Thousand Dollars ($750,000) on or before November 15, 1999.

      (iii) In addition to any amounts that may be due under Section 2(a)(iv), Executive may receive such discretionary performance bonuses as the Compensation Committee of the Board of Directors of the Company, in its sole discretion and from time to time, deems appropriate.


                                       1.

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      (iv)  During the term of this Agreement, Executive will receive the following cash bonuses to be paid at the following times, if applicable:

      A. On or before January 15, 2000 the Company will pay Executive an amount equal to the lesser of (1) the '99 Floor minus the '99 Spread during the '99 Measurement Period and (2) $1,500,000 less any bonus paid pursuant to Section 2(a)(ii). For purposes of this Section 2(a)(iv)(A) the preceding terms will have the following meanings:

         1. "'99 FLOOR" will mean $5,000,000.

         2. "'99 SPREAD" will mean the '99 Trading Value less the '99 Option Value.

         3. "'99 MEASUREMENT PERIOD" will mean the thirty (30)-day period commencing November 1, 1999 and ending November 30, 1999.

         4. "'99 OPTION VALUE" will mean the total number of shares originally subject to the Option times the Option exercise price.

         5. "'99 TRADING VALUE" will mean the total number of shares originally subject to the Option times either (x) the average of the closing sale prices of the Company's Common Stock during the '99 Measurement Period if the Company has completed an underwritten public offering of Common Stock prior to November 1, 1999 or (y) the fair market value of one share of the Company's Common Stock as of the final day of the '99 Measurement Period as determined in good faith by the Board of Directors.

      If the '99 Floor minus the '99 Spread is a negative number, then no payment will be due hereunder.

      B. On or before January 15, 2001 the Company will pay Executive an amount equal to the lesser of (1) the '00 Floor minus the '00 Spread during the '00 Measurement Period and (2) $750,000. For purposes of this
         Section 2(a)(iv)(B) the preceding terms will have the following meanings:

         1. "'00 FLOOR" will mean $5,000,000 less any amounts paid to Executive pursuant to subsection (A) above or Section 2(a)(ii).

         2. "'00 SPREAD" will mean the '00 Trading Value less the '00 Option Value.

         3. "'00 MEASUREMENT PERIOD" will mean the thirty (30)-day period commencing November 1, 2000 and ending November 30, 2000.

         4. "'00 OPTION VALUE" will mean the total number of shares originally subject to the Option times the Option exercise price.

         5. "'00 TRADING VALUE" will mean the total number of shares originally subject to the Option times either (x) the average of the closing sale prices of the Company's Common Stock during the '00 Measurement Period if the Company has completed an underwritten public offering of Common Stock prior to November 1, 2000 or (y) the fair market value of one share of the Company's Common Stock as of the final day of the '00 Measurement Period as determined in good faith by the Board of Directors.


                                       2.

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      If the '00 Floor minus the '00 Spread is a negative number, then no payment will be due hereunder.

      C. On or before January 15, 2002 the Company will pay Executive an amount equal to the lesser of (1) the '01 Floor minus the '01 Spread during the '01 Measurement Period and (2) $750,000. For purposes of this
         Section 2(a)(iv)(C) the preceding terms will have the following meanings:

         1. "'01 FLOOR" will mean $5,000,000 less any amounts paid to Executive pursuant to subsections (A) or (B) above or Section 2(a)(ii).

         2. "'01 SPREAD" will mean the '01 Trading Value less the '01 Option Value.

         3. "'01 MEASUREMENT PERIOD" will mean the thirty (30)-day period commencing November 1, 2001 and ending November 30, 2001.

         4. "'01 OPTION VALUE" will mean the total number of shares originally subject to the Option times the Option exercise price.

         5. "'01 TRADING VALUE" will mean the total number of shares originally subject to the Option times either the (x) the average closing sale price of the Company's Common Stock during the '01 Measurement Period if the Company has completed an underwritten public offering of Common Stock prior to November 1, 2001 or (y) the fair market value as of the final day of the '01 Measurement Period as determined in good faith by the Board of Directors.

         If the '01 Floor minus the '01 Spread is a negative number, then no payment will be due hereunder.


      All payments pursuant to this Section 2(a) are subject to ordinary withholdings for tax and social security purposes.

(b) VACATION. Executive will accrue paid vacation time pursuant to the Company's general vacation policy, which will not be less than the vacation policy in effect on the date of this Agreement.

(c) BENEFITS. Executive will be entitled to participate in the Company's standard Executive benefit programs, including medical and disability programs, and in such additional benefit programs, as may in the future be made available by the Company to the extent that he/she is eligible under the general provisions thereof. In the case of any Sale of the Company, benefit programs made available to Executive will be no less favorable than benefit programs made available to Executive in effect on the date of this Agreement.

(d) STOCK OPTIONS. Executive will receive a non-qualified stock option to purchase one hundred sixty thousand (160,000) shares of the Company's common stock at a price of Thirty Dollars ($30.00) per share (the "OPTIONS"). Forty thousand (40,000) of the shares will be fully vested on the Effective Date with the remainder to vest in equal annual installments over three years on December 31, 1999, 2000 and 2001. The Options will vest in full immediately prior to the closing of a Sale of the Company.


                                       3.

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(e)   MOBILE EMPLOYEE EXPENSES. The Company will reimburse Executive's business-related cell phone charges, pager, personal digital assistant and high-speed Internet data connection to his home.

3.    TERMINATION.

(a) MUTUAL AGREEMENT. This Agreement may be terminated at any time by the mutual written agreement of the Company and Executive.

(b) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement at any time by giving 30 days written notice to the Company.

(c) TERMINATION BY COMPANY OTHER THAN FOR CAUSE. If Executive is terminated by the Company for any reason other than for Cause (as defined in Section 5 below), and in exchange for Executive signing a waiver of claims against the Company as of the termination date in a form acceptable to the Company, Executive will receive the following such termination:

         (i) All of Executive's stock options (including the Options) shall be fully vested and may be exercised by Executive according to their terms;

         (ii) The Company shall pay Executive all accrued compensation, including payment for accrued but unused vacation days, unreimbursed expenses to the date of termination as provided herein, as well as any expenses incurred by the Executive with the Company's prior written approval, such as expenses incurred in returning Company records; and

         (iii) For twelve (12) full calendar months, pursuant to the provisions of COBRA, the Company shall provide Executive and his family with all group health benefits which the Company provided immediately prior to such termination; provided, however, that such benefits will be terminated if Executive subsequently joins or becomes employed by another organization which provides Executive and his family with group health benefits comparable to those provided by the Company under this paragraph. The Company shall be responsible for paying all COBRA premiums for no more than twelve (12) months.

(d) TERMINATION BY COMPANY FOR CAUSE. The Company may terminate this Agreement at any time for Cause effective immediately upon written notice to Executive (except termination for Cause which requires advance notice as set forth in the definition of Cause set forth in Section 5 below). If the Company terminates this Agreement for Cause, Executive shall not be entitled to any further payments except (i) unreimbursed expenses to the date of termination and (ii) any accrued compensation, including accrued benefits.

(e) DISABILITY OR DEATH. The Company may terminate this Agreement upon the death or disability of Executive. For purposes of this Agreement, Executive shall be considered disabled if he is unable to perform his/her duties under this Agreement as a result of injury, illness or other disability for a period of one hundred eighty


                                       4.

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(180) consecutive days, or one hundred eighty (180) days in a three hundred sixty-five (365) day period, and shall not have returned to the performance of duties within thirty (30) days after receiving written notice of termination. If the Company terminates this Agreement upon the death or disability of Executive, the Company shall pay Executive or his estate a lump sum equal to all accrued compensation, including accrued benefits, and unreimbursed expenses to the date of termination as provided herein.

(f) DATE OF TERMINATION; PAYMENT. In each of the foregoing cases, except those provisions where termination is automatic upon notice to Executive, termination is the date of actual termination, not the date notice of termination is given. All payments for unpaid monthly compensation shall be made based upon the normal payroll processing schedule and all payments for reimbursement shall be made within forty-five (45) days after the end of the month following the month in which termination occurred.

4.    MISCELLANEOUS.

(a) ASSIGNMENT. This Agreement may not be assigned by any party hereto; provided, however, that the Company may assign this Agreement in connection with a Sale of the Company (as defined below) so long as the assignee assumes all of the Company's obligations thereunder.

(b) NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

         To the Company:

                           USA.NET, Inc.
                           1155 Kelly Johnson Blvd., Suite 400
                           Colorado Springs, CO 80920
                           Attention:  President/Chief
                                          Executive Officer
                           Phone: (719) 265-2930
                           Fax: (719) 265-2923
         To Executive:

                           Kaukab Chaudhry
                           114 East 90th Street
                           New York, NY 10128

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(c) WAIVER. A waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.


                                       5.

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(d)   GOVERNING LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

(e) SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(f) ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the parties.

(g) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5. DEFINITIONS. As used herein, the following terms shall have the following meanings:

(a) "CAUSE" as used herein shall mean: (i) dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries; (ii) willful misfeasance or nonfeasance of duty by Executive that materially injures the reputation, business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or Executives; (iii) any conduct which would be sufficient to criminally charge Executive with the commission of a crime involving moral turpitude or a crime other than a vehicle offense which could reflect in some material fashion unfavorably upon the business or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors or Executives; (iv) willful or prolonged absence from work by Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by Executive to perform his/her duties and responsibilities without the same being corrected upon thirty (30) days prior written notice; or (v) if Executive materially violates any term of this Agreement or the Company's employment policies and procedures (including but not limited to the Company's policies with respect to sexual harassment and discrimination) and such action or failure is not remedied or reasonable steps to effect such remedy are not commenced within thirty (30) days of written notice.

(b) "SALE OF THE COMPANY" as used herein shall mean any change in control of the Company, including any (i) sale of all or substantially all of the assets of the Company, (ii) merger or consolidation in which the Company is not the surviving corporation or (iii) reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


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USA.NET, INC.                                      EXECUTIVE


By: /s/ John Street                                /s/ Kaukab Chaudhry
   -----------------------------------             ----------------------------
         John Street                               Kaukab Chaudhry
         Chairman of the
         Board of Directors